Exhibit 21

LIST OF THE PHOENIX COMPANIES, INC. SUBSIDIARIES

Name	Jurisdiction of Incorporation
AGL Life Insurance Company	Pennsylvania
American Phoenix Life and Reassurance Company	Connecticut
DP Holdings, Ltd.	New Brunswick, Canada
DPCM Holdings, Inc.	Illinois
Duff & Phelps Investment Management Co.	Illinois
Engemann Asset Management	California
Euclid Advisers, LLC	New York
Goodwin Capital Advisers, Inc.	New York
Kayne Anderson Rudnick Investment Management, LLC	California
Next Generation Ventures LLC	Connecticut
Pasadena Capital Corporation	California
PFG Distribution Company	Delaware
PFG Holdings, Inc.	Pennsylvania
Philadelphia Financial Group, Inc.	Delaware
PHL Variable Insurance Company	Connecticut
Phoenix Alternative Investment Advisers, Inc.	Connecticut
Phoenix Distribution Holding Company	Connecticut
Phoenix Equity Planning Corporation	Connecticut
The Phoenix Foundation	Connecticut
Phoenix Founders, Inc.	Connecticut
Phoenix International Capital Corporation	Connecticut
Phoenix Investment Council, Inc.	Massachusetts
Phoenix Investment Management Company	Connecticut
Phoenix Investment Partners, Ltd.	Delaware
Phoenix Life and Annuity Company	Connecticut
Phoenix Life and Reassurance Company of New York	New York
Phoenix Life Insurance Company	New York
Phoenix Life Solutions, Inc.	Delaware
Phoenix National Trust Holding Company	Connecticut
Phoenix New England Trust Holding Company	Connecticut
Phoenix Variable Advisors, Inc.	Delaware
Phoenix/Zweig Advisers, LLC	Delaware
PM Holdings, Inc.	Connecticut
PML International Insurance Limited	Bermuda
Practicare, Inc.	Delaware
PXP Securities Corp.	New York
Rutherford Financial Corporation	Delaware
Rutherford, Brown & Catherwood, LLC	Delaware
SMC Advisors, LLC	California
The Phoenix Companies, Inc.	Delaware
Walnut Asset Management, LLC	Delaware
WS Griffith Securities, Inc.	New York